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                                                                    Exhibit 10.7


                            SPECIAL SEVERANCE PLAN
                                      FOR
                              CORPORATE OFFICERS

This Special Severance Plan has been adopted by the Board of Directors of BancTec, Inc. ("BancTec"):

1.   Eligibility for Severance Benefits.  Under the terms of the "Terminations
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     and BancTec Severance Plan", HR-005 (the "Standard Severance Plan"),
     corporate officers are not eligible for severance benefits under the Standard Severance Plan. The Board of Directors of BancTec (the "Board") grants special severance benefits under the Standard Severance Plan to any corporate officer of BancTec (a) who would otherwise be eligible to receive severance under the Standard Severance Plan if he/she was not a corporate
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     officer of BancTec AND (b) who does not have a written contract with
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     BancTec which includes provisions covering severance benefits payable upon involuntary termination of employment which are greater than those benefits described in this Attachment A. Those officers will be subject to the other eligibility requirements under the Standard Severance Plan. For example, under the Standard Severance Plan, employees are not eligible for severance if they are terminated for reasons of "misconduct". This Special Severance Plan only applies to employees appointed as "corporate" officers by the Board and excludes non-corporate officers, such as divisional vice presidents.

2.   Severance Pay Benefits.
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     A.   Management Bonus Plan. Pursuant to the Standard Severance Plan and
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          this Special Severance Plan, corporate officers will be eligible to receive a prorated portion of the bonus amount under the BancTec Management Bonus Plan (assuming termination occurs after the first fiscal quarter).

     B.   Severance Pay Period. In lieu of the number of weeks of severance pay
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          specified in the Standard Severance Plan, eligible employees under this Special Severance Plan will receive the following severance pay:

          (i) In the case of a termination resulting from the elimination of an eligible employee's position, severance will be paid for 12 months from the termination date; or

          (ii) In the case of a termination resulting from a determination by BancTec, in its sole discretion, that the eligible employee is not capable of meeting the performance standards required by BancTec, the eligible employee will initially be eligible to receive six months of severance. Following such initial six months, severance will be continued for up to a total of six additional months, provided that such payments will terminate effective on the date that the eligible employee commences employment as an employee, contractor or consultant.

          In order to be eligible for the above severance benefits, the employee will be required to sign BancTec's employee release agreement at the time of his/her termination. Except as stated in this Special Severance Plan, eligible employees shall be subject

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          to the terms of the Standard Severance Plan.

     C.   Severance Pay Amount. The monthly severance pay amount to be paid
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          during the severance period equals the following:

          (i)  the then current base monthly salary; plus
          (ii) a monthly bonus amount calculated by annualizing the bonus amount referenced in Paragraph 2.A. above and dividing by 12. If a prorated bonus has not been earned for the year in which the termination occurs (for example, the officer is terminated in the first quarter), the monthly bonus amount paid during the severance period shall equal the bonus amount paid to the officer during the prior fiscal year divided by 12.
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3.   Special Retiree Medical Benefit Eligibility. Those eligible employees under
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     this Special Severance Plan who at the time of their involuntary termination (a) have at least two years of service with BancTec and (b) are age 55 or older, will be eligible to purchase medical benefits until they reach age 65 or until the employee becomes an employee of another company/entity which offers medical benefits, whichever occurs first. Those benefits will be provided under either (i) the then current BancTec retiree benefit program or (ii) a separately purchased insurance policy. If the benefits are provided under the BancTec retiree benefit program, the cost charged to the employee will be the actuarial cost without any contribution by BancTec. In addition, any employees who would otherwise be eligible for severance benefits under this Special Severance Plan if he/she did not have a written contract which includes provisions for severance pay will also be eligible for such medical benefits, provided that they meet such special eligibility requirements.

4.   Effective Date. This Special Severance Plan shall be effective as of
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     October 1, 2000.



                                             /s/ Richard A. McDonough
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                                             Richard A. McDonough
                                             Secretary

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